Exhibit 99.1

COMPANY PRESS RELEASE

Arête Industries, Inc. Announces Definitive Agreement for Purchase of Oil & Gas Properties

For Immediate Release

Wednesday, April 29, 2009

WESTMINISTER, Colorado, April 29, 2009 (Business Wire) Arête Industries, Inc. (OTC—PK: ARET) announces that the Company signed a definitive agreement to purchase oil and gas properties in Wyoming, Colorado, Kansas, and Oklahoma from DNR Oil & Gas Company and Tindall Operating Company for cash and additional consideration.

The wells being offered by DNR & Tindall total 243 wells, including 46 operating wells (PDP) and 197 PUDS (PUD), with a discounted reserve value of the proven & developed, and the proven & undeveloped of $38,000,000. The reserve value assumes a 15% discount and uses $42 per barrel oil and $5 per Mcf gas. The current operating wells at today’s oil and gas prices will generate net working interest revenues of approximately $3,635,000 a year or monthly net working interest revenue of $303,000, all based on oil at $42 per barrel and gas at $5 per Mcf. Arête purchased the TOP Gathering System located in Campbell County, Wyoming in September of 2006. This pipeline is connected to DNR’s gas properties in Wyoming and is currently transporting approximately 900,000 Mcf of gas per day for the DNR wells and is cash flowing from its operations. The pipeline has capacity of three times as much gas as is presently being delivered, based on current compression, and developing the present leases would help fill that capacity. The purchase of the pipeline is part one of Arête’s four part program of merging, purchasing, developing, and acquiring operations in the oil & gas industry. The financing of the project is being coordinated by First Diversified Financial Services, Inc. of Houston, Texas. The loan will be a two year term loan for $13,000,000 that includes $10,000,000 for the acquisition and the remaining $3,000,000 for the costs of the loan and drilling in the next 18 months. We plan to complete the transaction by June 1, 2009.

We plan to complete all filings for Arête by the end of June 2009 and file the necessary paperwork to be listed on the OTC BB early third quarter. “This has been a long time coming and we have worked very hard to make this happen. The pipeline had it’s problems in the beginning but is performing very well now and we expect this acquisition of assets will help complete our long term development plan for Arête,” stated Charles Gamber CEO of Arête Industries, Inc.

About the Company

Arête Industries, Inc. is a publicly traded company. The Company is the operator of a gas gathering system and is in the process of buying oil and gas properties in the Rocky Mountain Region of the United States.

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, Arête’s inability to meet the conditions to acquiring its current business including providing financing to provide for servicing current and new contracts; unexpected difficulties encountered in the investment market, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in their businesses that are detailed in their Securities and Exchange Commission (“SEC”) filings.

For Further Information Contact:

Company Contact: Arête Industries, Inc.

Charles Gamber, CEO

Email: ir@areteindustries.com

Arête Industries, Inc.

P. O. Box 141

Westminster, Colorado 80033

Voice: 303-427-8688